Exhibit 10.13

Restricted Stock Unit Award (#) O-RSU26-___
VIPER ENERGY, INC.
AMENDED AND RESTATED 2014 LONG TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD CERTIFICATE
THIS IS TO CERTIFY that Viper Energy, Inc., a Delaware corporation (the “Company”), has granted you (“Participant”) time-based Restricted Stock Units under the Company’s 2024 Amended and Restated Long Term Incentive Plan (the “Plan”), as set forth below. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Plan.

Name of Participant:	________________

Total Number of Restricted Stock Units Granted:	_____________

Date of Grant:	March 1, 2026

Vesting Schedule and Payment/Settlement Dates:
Shares of Common Stock will vest on the Vesting Dates specified below and will be settled within 10 business days after each Vesting Date specified below (the date of such settlements, the “Payment/Settlement Dates”).

Vesting Date	# Vested Shares
March 1, 2026	_______
March 1, 2027	_______
March 1, 2028	_______

By your signature and the signature of the Company’s representative below, you and the Company agree to be bound by all of the terms and conditions of the Restricted Stock Unit Award Agreement attached hereto as Annex I, and the Plan (both incorporated herein by this reference as if set forth in full in this document). By executing this Certificate, you hereby irrevocably elect to accept the Restricted Stock Unit rights granted pursuant to this Certificate and the related Restricted Stock Unit Award Agreement and to receive the Restricted Stock Units designated above subject to the terms of the Plan, this Certificate, and the Restricted Stock Unit Award Agreement.
In lieu of receiving documents in paper format, by signing below you agree, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Company. Electronic delivery may be via an electronic mail system of the Company or by reference to a location on a Company intranet to which you have access. You hereby consent to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agree that your electronic signature is the same as, and shall have the same force and effect as, your manual signature.
Viper Energy, Inc. Restricted Stock Unit Award Certificate

PARTICIPANT	VIPER ENERGY, INC.

By: ____________________________________	By: ____________________________________
[Name]	Kaes Van't Hof, Chief Executive Officer
Dated: , 2026	Dated: , 2026
Viper Energy, Inc. Restricted Stock Unit Award Certificate

Annex I
VIPER ENERGY, INC.
2024 AMENDED AND RESTATED LONG TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
This Restricted Stock Unit Award Agreement (this “Agreement”), is made and entered into on the execution date of the Restricted Stock Unit Award Certificate to which it is attached (the “Certificate”), by and between Viper Energy, Inc., a Delaware corporation (the “Company”), and the Participant named in the Certificate (“Participant”).
The Company assumed the Viper Energy, Inc. 2024 Amended and Restated Long Term Incentive Plan (such plan, as it may be further amended or restated, the “Plan”) in connection with the merger transactions consummated with Sitio Royalties Corp. on August 19, 2025. The purpose of the Plan is to, among other things, attract, retain and motivate certain directors, employees and officers of the Company and its Affiliates.
Pursuant to the Plan, the Committee has authorized the grant to Participant of the number of Restricted Stock Units set forth in the Certificate (the “Award”), upon the terms and subject to the conditions set forth in this Agreement and in the Plan. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Plan or in the Certificate, as applicable.
NOW, THEREFORE, in consideration of the premises and the benefits to be derived from the mutual observance of the covenants and promises contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.    Basis for Award. This Award is made pursuant to Section 6(d) of the Plan for valid consideration provided to the Company by Participant. By Participant’s execution of the Certificate, Participant agrees to accept the Award rights granted pursuant to the Certificate and this Agreement, and to receive the Restricted Stock Units designated in the Certificate subject to the terms of the Plan, the Certificate, and this Agreement.
2.    Restricted Stock Units Awarded.
2.1    The Company hereby grants to Participant the number of Restricted Stock Units set forth in the Certificate. Each Restricted Stock Unit represents a right to receive one share of Common Stock from the Company payable in accordance with Section 5 below and any Dividend Equivalents (as defined below) credited to Participant’s Restricted Stock Unit Account (as defined below) with respect to that share.
2.2    The Company will, in accordance with the Plan, establish and maintain an account (the “Restricted Stock Unit Account”) for Participant, and will credit such account for the number of Restricted Stock Units granted to Participant and any Dividend Equivalents as provided in Section 4 below. On any given date, the value of each Restricted Stock Unit will equal the Fair Market Value on such date of one share of Common Stock.
3.    Vesting.
Annex I
Viper Energy, Inc. Restricted Stock Unit Award Agreement

3.1    The Restricted Stock Units will vest pursuant to the Vesting Schedule set forth in the Certificate. Except as otherwise provided in a severance plan participation agreement between Participant and the Company or an Affiliate (a “Severance Agreement”) or as provided in Sections 3.2, 3.3 or 3.4 below, if Participant ceases Continuous Service for any reason, Participant will immediately forfeit the unvested Restricted Stock Units and any securities, other property or amounts nominally credited to the Restricted Stock Unit Account, including any Dividend Equivalents credited to the Restricted Stock Unit Account that have not been settled or paid.
3.2    Except as otherwise provided in a Severance Agreement, in the event of a termination of Participant’s Continuous Service (as defined below) (a) by the Company or an Affiliate other than for Cause (as defined below) (and not as a result of Participant’s death or Disability (as defined below)) or (b) as a result of Participant’s resignation for Good Reason (as defined in the Diamondback Energy, Inc. (“Diamondback”) Amended and Restated Senior Management Severance Plan, as may be further amended or otherwise modified from time to time), in either case, upon the consummation of or within 24 months after the occurrence of a Change of Control, (an “Acceleration Event”), the unvested Restricted Stock Units, including any unpaid Dividend Equivalents credited to the Restricted Stock Unit Account, will vest immediately upon the occurrence of an Acceleration Event.
3.3    Except as otherwise provided in a Severance Agreement, upon a termination of Participant’s Continuous Service as a result of Participant’s death or Disability, the unvested Restricted Stock Units, including any unpaid Dividend Equivalents credited to the Restricted Stock Unit Account, will become 100% vested and will be settled and paid in full within 10 business days following the date of vesting.
3.4    To the extent that a Severance Agreement provides for acceleration of vesting of any or all unvested Restricted Stock Units on termination of Continuous Service that is more favorable to Participant than the provisions of this Agreement, such provisions are incorporated by reference in this Agreement.
3.5    For purposes of this Agreement, the following terms shall have the meanings set forth below:
3.5.1    “Cause” means (i) if Participant is a party to a severance plan participation agreement with the Company or its Affiliates and such agreement provides for a definition of Cause, as defined therein and (ii) if no such agreement exists or Cause is not otherwise defined therein: (A) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate, (B) conduct tending to bring the Company into substantial public disgrace, or disrepute, (C) gross negligence or willful misconduct with respect to the Company or an Affiliate or (D) material violation of state or federal securities laws. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.
3.5.2    “Continuous Service” means that Participant’s service with the Company or an Affiliate (including, without limitation, Diamondback and any of its subsidiaries), whether as an
Annex I
Viper Energy, Inc. Restricted Stock Unit Award Agreement

Employee, Director or Consultant, is not interrupted or terminated. Participant’s Continuous Service will not be deemed to have terminated merely because of a change in the capacity in which Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the entity for which Participant renders such service, so long as there is no interruption or termination of Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service will be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence.
3.5.3    “Disability” means Participant’s inability to substantially perform Participant’s duties to the Company or any Affiliate by reason of a medically determinable physical or mental impairment that is expected to last for a period of six months or longer or to result in death. The Committee will determine whether Participant has a Disability under procedures established by the Committee, and the Committee may rely on any determination that Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which Participant participates.
4.    Dividend Equivalents. If the Company pays any cash dividend on its outstanding Common Stock for which the record date occurs after the Date of Grant, the Administrator will credit the Restricted Stock Unit Account as of the dividend payment date in an amount equal to the amount of the dividend paid by the Company on a single Share multiplied by the number of Restricted Stock Units under this Agreement that are unvested as of that record date and that are vested but have not been settled under the payment terms of Section 5 (“Dividend Equivalents”). Except as otherwise provided in Section 3, Dividend Equivalents will vest and be paid to Participant on the dividend payment date if Participant is in Continuous Service or otherwise holds Restricted Stock Units that are vested but have not been settled on the dividend payment date declared by the Company.
5.    Payment/Settlement. Subject to Participant’s satisfaction of the applicable withholding requirements pursuant to Section 7 hereof, the Company will settle the Award on the Payment/Settlement Date or Dates set forth in the Certificate by issuing to Participant one share of Common Stock for each Restricted Stock Unit payable on such Payment/Settlement Date (and upon such settlement, the Restricted Stock Units will cease to be credited to the Restricted Stock Unit Account). If the Certificate does not specify a Payment/Settlement Date, the applicable Payment/Settlement Date will be within 10 business days after each vesting date set forth in the Vesting Schedule. If an Acceleration Event occurs, the Payment/Settlement Date will be within 10 business days after the date the Acceleration Event occurs. The Committee will enter Participant’s name as a stockholder of record with respect to such shares of Common Stock on the books of the Company with respect to the shares of Common Stock issued on the applicable Payment/Settlement Date free of all restrictions hereunder, except for applicable federal and state securities law restrictions. Participant acknowledges and agrees that shares of Common Stock may be issued in electronic form as a book entry with the Company’s transfer agent and that no physical certificates need be issued.
Annex I
Viper Energy, Inc. Restricted Stock Unit Award Agreement

Any securities, other property or amounts nominally credited to the Restricted Stock Unit Account other than Restricted Stock Units will be paid in kind or, in the Committee’s discretion, in cash.
6.    Compliance with Laws and Regulations. The issuance and transfer of shares of Common Stock on any Payment/Settlement Date will be subject to the Company’s and Participant’s full compliance, to the satisfaction of the Company and its counsel, with all applicable requirements of federal, state, and foreign securities laws and with all applicable requirements of any securities exchange on which the Common Stock may be listed at the time of such issuance or transfer. Participant understands that the Company is under no obligation to register or qualify the shares of Common Stock with the U.S. Securities and Exchange Commission (“SEC”), any state securities commission, foreign securities regulatory authority, or any securities exchange to effect such compliance.
7.    Tax Withholding.
7.1    As a condition to payment under Section 5 hereof, Participant agrees that on or before the Payment/Settlement Date or such other date as required by the Committee, Participant will pay to the Company any federal, state, or local taxes required by law to be withheld with respect to the Restricted Stock Units for which the restrictions lapse and any related securities, other property or amounts then nominally credited to the Restricted Stock Unit Account.
7.2    Participant acknowledges that the amounts due under this Section 7 will be paid to the Company by the Company retaining such number of shares of Common Stock that otherwise would have been delivered to Participant upon settlement having a Fair Market Value on the applicable Payment/Settlement Date equal to such amounts due under this Section 7, or such amounts may be paid, at Participant’s election, in cash or (to the extent any applicable insider trading policy, window or restriction does not prohibit Participant from engaging in a sale transaction) by tendering shares of Common Stock held by Participant to a broker selected by the Company for immediate sale and remittance of proceeds equal to the required withholding amount to the Company, including shares that otherwise would be issued and transferred to Participant as payment on the applicable Payment/Settlement Date, with a Fair Market Value on that Payment/Settlement Date that does not exceed the maximum statutory tax rates in the applicable jurisdictions (subject to Participant’s written request to withhold more than the minimum required tax withholding in the applicable jurisdictions), or a combination of cash and shares of Common Stock. If Participant fails to make such payments, the Company or its Affiliates will, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Participant any federal, state, or local taxes required by law to be withheld with respect to such payment. Dividend Equivalents credited to the Restricted Stock Unit Account will be subject to withholding at the time of payment.
8.    Not Transferrable. Until Common Stock is issued on the applicable Payment/Settlement Date, the Restricted Stock Units, any related Dividend Equivalents credited to the Restricted Stock Unit Account and any related securities, other property or amounts nominally credited to the Restricted Stock Unit Account may not be sold, transferred, or otherwise disposed of, and may not be pledged or otherwise hypothecated other than by will or by the applicable laws of descent and distribution, provided that the Restricted Stock Units and any related Dividend
Annex I
Viper Energy, Inc. Restricted Stock Unit Award Agreement

Equivalents credited to the Restricted Stock Unit Account will remain subject to the terms of the Plan, the Certificate and this Agreement.
9.    No Right to Continued Service. Nothing in this Agreement or in the Plan imposes or may be deemed to impose, by implication or otherwise, any limitation on any right of the Company or any Affiliate to terminate Participant’s Continuous Service at any time.
10.    Participant’s Representations, Warranties and Acknowledgements. Participant represents and warrants to the Company that Participant has received a copy of the Plan, has read and understands the terms of the Plan, the Certificate, and this Agreement, and agrees to be bound by their terms and conditions. Participant further acknowledges that there may be tax consequences upon the payment of the Restricted Stock Units, disposition of any shares of Common Stock received on a Payment/Settlement Date or payment of any Dividend Equivalents credited to the Restricted Stock Unit Account, and that Participant should consult a tax advisor before such time. Participant agrees to sign such additional documentation as the Company may reasonably require from time to time. Participant acknowledges that he or she is aware that copies of the Plan and the Company’s financial statements and information filed by the Company with the SEC are available upon request to the Company, at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or by visiting the SEC Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.
11.    No Interest in Company Assets. All amounts nominally credited to Participant’s Restricted Stock Unit Account under this Agreement will continue for all purposes to be part of the general assets of the Company. Participant’s interest in the Restricted Stock Unit Account will make Participant only a general, unsecured creditor of the Company.
12.    No Stockholder Rights before Delivery. Participant will not have any right, title, or interest in, or be entitled to vote or to receive distributions in respect of, or otherwise be considered the owner of, any of the shares of Common Stock covered by the Restricted Stock Units until the Payment/Settlement Dates specified in the Certificate at which such shares of Common Stock are issued pursuant to Section 5 hereof.
13.    Modification. The Agreement may not be amended or otherwise modified except in writing signed by both parties; provided, however, that the Company may unilaterally correct mathematical and typographical errors, and the number of Restricted Stock Units granted hereunder may be amended to reflect the correction of such errors.
14.    Interpretation. Any dispute regarding the interpretation of this Agreement must be submitted by Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee will be final and binding on the Company and Participant.
15.    Entire Agreement. The Plan and the Certificate are incorporated herein by reference. This Agreement, the Certificate, and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter
Annex I
Viper Energy, Inc. Restricted Stock Unit Award Agreement

hereof. If any inconsistency or conflict exists between the terms and conditions of this Agreement, the Certificate and the Plan, the Plan will govern.
16.    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will bind and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement is binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors, and assigns.
17.    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law principles. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.
Annex I
Viper Energy, Inc. Restricted Stock Unit Award Agreement

EXHIBIT A
Viper Energy, Inc. 2024 Amended and Restated Long Term Incentive Plan